Exhibit 10.1

February 2, 2022

Mr. Thomas Cancro, CPA, CFA

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Dear Thomas,

It is my pleasure to extend the following amended offer of employment to you on behalf of Tabula Rasa HealthCare, Inc. (“TRHC” or the “Company”). This offer is contingent upon your acceptance of the terms and conditions set forth below and in the TRHC’s Change-in-Control and Severance Agreement.

Title:Chief Financial Officer

In addition, as is common in operations, all staff shares in the responsibility of assisting other departments and positions in supporting business and client needs. Your schedule is subject to change as determined by business needs and adjusted by your manager.

Reporting Relationship:This position will report to Brian Adams, Co-President.

Start Date: February 24, 2022 (as to employment); February 28, 2022 (as to appointment as Chief Financial Officer).

Base Salary: Will be paid in bi-weekly installments of $14,423.08, which is equivalent to $375,000.00 (Three hundred and seventy-five thousand dollars) on an annual basis for this full-time position, and subject to deductions for taxes and other withholdings as required by law or the policies of TRHC.

Bonus Plan: You are eligible to participate in the Company’s Management bonus plan and may earn an amount targeted at 50% of your base salary, based upon the achievement of specified performance goals. The bonus year is the Company’s fiscal year and any payments made to you for bonus year 2022 will be pro-rated based on the period of time you held the position.

Sign-On/2021 Equity Grant: You will be granted 200,000 shares of Restricted Stock of the Company (the “Initial RSA Grant”) on (or shortly after) your start date. The Initial RSA Grant will vest in four substantially equal annual installments on February 24, 2023, 2024, 2025 and 2026, subject to your continued employment through each such vesting date. The Initial RSA Grant shall be subject to the terms and conditions of the Company’s 2016 Equity Compensation Plan and the award agreement pursuant to which the award is granted. You shall be eligible to receive future equity awards, as determined in the sole discretion of the Board of Directors.

Relocation: In connection with your relocation to the Moorestown, NJ area, the Company will pay you a one-time reimbursement stipend of $48,000, to cover the costs of reasonable and customary relocation expenses, including moving costs, temporary housing, house-hunting trips, and reimbursement for air travel.

Benefits: Standard company benefits will be available within the guidelines set forth by the Company.

Employment At Will: You will be a full time “at will” employed. This means that you are not employed for any specified period of time and either you or TRHC may terminate the employment relationship at any time, with or without cause, and with or without prior warning. You acknowledge that this offer letter represents the entire agreement between you and Tabula Rasa HealthCare and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Tabula Rasa HealthCare. Notwithstanding the foregoing, the terms of your employment and any termination of your employment relationship, either by TRHC or you, shall be governed by the terms of the TRHC Change-in-Control and Severance Agreement, which is incorporated herein by reference as if fully set forth herein.

Attorneys’ Fees: As agreed between you and Brian Adams, the Company will reimburse you for, or pay directly, up to $5,000 for an attorney of your choosing to review this agreement. If you are in agreement with the above, please sign below.

On behalf of Brian Adams and members of the Finance team, we are excited at the prospect of your joining the Tabula Rasa HealthCare team and look forward to a mutually beneficial relationship.

Sincerely,

/s/ Amy Celhar

Tabula Rasa HealthCare
Amy Celhar

Talent Acquisition Director
Human Resources

Signatures:

By:	/s/ Thomas Cancro, CPA, CFA

Thomas Cancro, CPA, CFA

Date:	February 28, 2022

By:	/s/ Amy Celhar

Amy Celhar

Date:	February 24, 2022